Exhibit 99.1

FINANCIAL CONTACT: JIM AUSTIN 864-679-9070

MEDIA CONTACT: EDDIE TERRELL 864-679-9016

WEB SITE: www.greenvillefirst.com

Greenville First announces hiring of F. Justin Strickland as President

Company will establish major banking presence in the Columbia market

Greenville, SC,   November 8, 2006 - Greenville First Bancshares, Inc. (NASDAQ: GVBK), holding company for Greenville First Bank, NA, announces the hiring of F. Justin Strickland as President of the company and its wholly owned bank.  R. Arthur Seaver, Jr., who has served as president of the bank and the company since its inception in 1999, will continue as chief executive officer of the bank and company.

Strickland brings 20 years of banking experience including the last seven years as Midlands Market President for Carolina First Bank. Strickland is a graduate of the University of South Carolina, The South Carolina Bankers School, and the Graduate School of Banking of the South at LSU. He is currently Chairman Elect of the South Carolina Bankers Association and received its Outstanding Young Banker award in 1999.

"Justin Strickland possesses a unique combination of leadership and proven performance and provides significant depth to our executive team" stated Art Seaver, Chief Executive Officer of the company. With the addition of Strickland, the company announces plans to establish a major banking presence in the Columbia market.

"Over the past seven years, Greenville First has created a unique Client FIRST style of banking emphasizing a professional relationship with a personal senior banker" said Seaver. "Our Columbia bank will utilize this unique model and be implemented by experienced market bankers led by Justin Strickland."

In conjunction with the expansion to the Columbia market, the bank will change its official entity name to Southern First Bank. The bank expects to open as a loan production office in Columbia during the first quarter of 2007. The bank's Greenville market operations will continue to utilize the trade name Greenville First.